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[PULTE HOMES LETTERHEAD]

FOR IMMEDIATE RELEASE                           CONTACT:     Jim Zeumer
                                                             Pulte Homes, Inc.
                                                             Vice President
                                                             (248) 433-4597
                                                             jzeumer@pulte.com


         PULTE AWARDED SUMMARY JUDGMENT ON ITS BREACH OF CONTRACT CLAIMS
                           AGAINST FEDERAL GOVERNMENT


BLOOMFIELD HILLS, Mich., AUGUST 29, 2001 -- Pulte Homes, Inc. (NYSE: PHM) announced today that in an opinion issued on August 17, 2001, the United States Court of Federal Claims held that the United States breached a contract related to the Company's 1988 acquisition of five savings and loan (S&L) associations, which became known as First Heights Bank, FSB. The Court will now proceed to determine the amount of damages to which the Company is entitled. While the Company has not determined the precise amount of damages it will seek, the Company believes that it would have realized approximately $60 million in net tax savings had the U.S. government not breached the contract.

The Company does not believe that this ruling impacts the previously reported District Court cases with the Federal Deposit Insurance Corporation (FDIC) relating to these same five Texas thrifts.

Pulte Homes, Inc., (www.pulte.com) based in Bloomfield Hills, Michigan, has operations in 41 markets across the United States, Argentina, Puerto Rico and Mexico, where it is the fifth-largest builder. Through its Del Webb operations, the Company is also the nation's leading builder of active adult communities for people age 55 and older. Over its history, the Company has constructed more than 407,000 homes and has been honored as "America's Best Builder." Pulte Mortgage Corporation is a nationwide lender committed to meeting the financing needs of Pulte Homes customers by offering a wide variety of loan products and superior customer service.


Web site:  http://www.pulte.com/

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